             SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C.   20549


                          FORM  8-K


                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): October 31, 1994

Commission        Registrant, State of Incorporation,          I.R.S. Employer
File Number         Address and Telephone Number              Identification No.


1-1443            Central and South West Corporation               51-0007707
                  (A Delaware Corporation)
                  1616 Woodall Rodgers Freeway
                  Dallas, TX 75202
                  (214) 777-1000


0-346             Central Power and Light Company                  74-0550600
                  (A Texas Corporation)
                  539 North Carancahua Street
                  Corpus Christi, TX 78401-2802
                  (512) 881-5300













      This combined Form 8-K is separately filed by Central and South West Corporation and Central Power and Light Company. Information contained herein relating to any individual company is filed by such company and Central and South West Corporation on its own behalf. Each other company makes no representation as to information relating to the other companies.

ITEM 5. OTHER EVENTS

CENTRAL POWER AND LIGHT COMPANY (CPL)  RATE CASE

Central and South West Corporation (CSW)  and CPL

Background Information

As previously reported, several cities in CPL's service territory, the Public Utility Commission of Texas (Texas Commission) General Counsel and others initiated actions in late 1993 and early 1994 which, if approved by the Texas Commission, would lower CPL's rates by an amount ranging from $16 million to $214 million. The requests for a review of CPL's rates arose out of an unscheduled outage at the two unit South Texas Nuclear Project (STP) nuclear generating station which began in February 1993. CPL owns 25.2% of STP. STP units 1 and 2 returned to service in late February 1994 and late May 1994, respectively. The STP outage did not affect CPL's ability to meet customer demand because of existing capacity and CPL's purchase of additional energy. Pursuant to a scheduling and procedural settlement agreement among the parties challenging CPL's rates, which was approved by a Texas Commission administrative law judge on April 1, 1994, CPL submitted a rate filing package on July 1, 1994 to the Texas Commission justifying its current base rate structure. In that filing, CPL stated that it had a $111 million retail revenue deficiency and would be justified in seeking a base rate increase, but asked that its rates remain for now at the same levels agreed to in the settlement of its last two rate cases in 1990 and 1991. As part of the 1990 and 1991 settlements, CPL agreed to freeze base rates from January 1, 1991 through 1994, subject to certain force majeure events including double digit inflation, major tax increases, extraordinary increases in operating expenses or serious declines in operating revenues. On October 31, 1994, CPL filed rebuttal testimony that revised its revenue deficiency to approximately $103 million. CPL continues to maintain that its rates are reasonable and that its earnings are within established regulatory guidelines.
For additional background information related to CPL's rate cases, see CSW's and CPL's Annual Reports on Form 10-K for the year ended December 31, 1993 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994.

Recent Developments

In October 1994, several parties to CPL's base rate case filed testimony with the Texas Commission recommending reductions in CPL's base rates. Among the parties that filed testimony were the Office of Public Utility Counsel which recommended an annual $100 million retail rate reduction, and several cities in CPL's service territory which recommended an annual $75 million retail rate reduction and the write off of $219 million of CPL's Mirror CWIP asset.

Filing by Texas Commission Staff

In October, 1994, the Texas Commission staff (Staff) filed testimony recommending an annual reduction in retail rates of $99.6 million resulting from a combination of proposed rate base and cost-of-service reductions. Certain elements of the Staff's proposal are described below.

The Staff recommended a rate base disallowance of $407 million, or approximately 17 percent of CPL's investment in STP, based upon the Staff's calculation of historical performance for STP compared to a peer group of other nuclear facilities. The Staff's proposed reduction in rate base would result in a reduction in base rates of approximately $70 million, including depreciation expense that would not be recovered in rates. The Staff conceded in its testimony, however, that because it did not have the information available, its proposed $407 million STP rate base reduction does not appropriately account for the effects of either accumulated depreciation or deferred taxes since STP commenced operation. CPL estimates that applying accumulated depreciation and deferred taxes would reduce the Staff's proposed STP rate base reduction by approximately $113 million and would increase revenue requirements by $16 million.

In its testimony, the Staff argued that its proposed STP rate base reduction was a performance-based penalty that could be temporary in nature and would not have to result in a permanent disallowance. The Staff indicated that, in the future, CPL could seek recovery in rates of the proposed STP rate base disallowance, subject to the performance of STP. There are no Texas Commission precedents addressing the removal of a nuclear plant from rate base as a performance penalty and CPL filed rebuttal testimony taking strong exception to the plant performance standard the Staff has proposed.

A  comparison of the Staff's recommendation for a base  rate reduction,  compared  to CPL's claimed  rate  deficiency  is provided below:
                                          (millions)
CPL revenue deficiency                     $111.0
STP disallowance (1)                        (70.0)
Mirror CWIP adjustment (2)                  (38.0)
Change in rate of return (3)                (21.0)
Other rate base items (4)                   (17.0)
Federal income taxes (5)                    (29.0)
Depreciation (6)                            (13.0)
Miscellaneous                               (22.6)
Staff recommended revenue reduction        $(99.6)

(1) Represents the impact of $407 million or approximately 17% STP disallowance due to a lower capacity factor than other nuclear plants in the peer group, as discussed above. CPL estimates that applying accumulated depreciation and deferred taxes would reduce the Staff's proposed STP rate base reduction by approximately $113 million and would increase revenue requirements by $16 million.

(2) Represents the effect of lower Mirror CWIP allowed in rate base as recommended by the Staff and the associated reduction in cost of service.

(3) Reflects a 12.2% return on equity compared to the 13.0% return on equity requested by CPL in its rate filing. CPL's current base rates provide for a 13.0% allowed rate of return on equity.

(4) Principally additions made after end of test year.

(5) Represents principally the tax consequences of the other differences specified in the above table.

(6) Proposed new depreciation rates and depreciation related to post-test year adjustments, net of depreciation on the proposed disallowance of STP plant.

Rate Case Procedural Matters

CPL prepared rebuttal testimony that was filed with the Texas Commission October 31, 1994, when hearings in the rate case began. After hearings in the rate case have concluded, the administrative law judge for the case will issue a recommended order for consideration by the Texas Commission. Testimony filed by parties to the rate case, including the Staff, is not binding on either the administrative law judge or the Texas Commission. CPL expects the Texas Commission to issue its final order in the rate case in the spring of 1995.

Other Information

CPL strongly believes that 100 percent of its investment  in both units of STP belong in rate base.  This belief is based on, among other factors, Units 1 and 2 providing electrical output at or near a 100 percent level since April and June
1994,  respectively.   In addition, the  long-term  benefits
nuclear generation provides to customers further supports their inclusion in rate base. Furthermore there are no Texas Commission precedents addressing the removal of a nuclear plant from rate base as a performance penalty. Assuming both units of STP are included in rate base, CPL believes it is not collecting excessive revenues, notwithstanding that market rates of return on common equity are generally lower today than they were in 1990, when CPL's base rates were last set.

Management of CSW and CPL cannot predict the ultimate outcome of these rate proceedings, although management believes that their ultimate resolution will not have a material adverse effect on CPL's or CSW's continuing consolidated results of operations or financial condition. However, if CPL ultimately is unsuccessful in maintaining rates at their current level, CPL and CSW could experience a material adverse effect on their results of operations and financial condition.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange

Act of 1934, the registrant has duly caused this report to

be signed on its behalf by the undersigned hereunto duly

authorized.  The signature for each undersigned registrant

shall be deemed to relate only to matters having reference

to such registrant or its subsidiaries.





                                        CENTRAL AND SOUTH WEST CORPORATION


Date:  October 31, 1994
                                        By: WENDY G. HARGUS
                                            Wendy G. Hargus
                                              Controller



                                        CENTRAL POWER AND LIGHT COMPANY


Date:  October 31, 1994
                                        By: R. RUSSELL DAVIS
                                            R. Russell Davis
                                              Controller